XL Capital Ltd
XL House
One Bermudiana Road
Hamilton HM 11
Bermuda

Phone (441) 292 8515
Fax (441) 292 5280

Contact:	David Radulski Investor Relations (441) 294 7460	Carol A. Parker Trott Media Relations (441) 294 7290

XL CAPITAL LTD ANNOUNCES PROPOSED UNDERWRITTEN SECONDARY OFFERING OF SECURITY CAPITAL
ASSURANCE LTD SHARES

HAMILTON, BERMUDA — May 16, 2007 — XL Capital Ltd (NYSE: XL) (“XL”) announced today that Security Capital Assurance Ltd (NYSE: SCA) (“SCA”), a financial guaranty company in which XL owns an approximately 63% economic interest, has filed, at XL’s request, a registration statement on Form S-1 with the U.S. Securities and Exchange Commission relating to a proposed underwritten secondary offering of a portion of SCA’s common shares owned by XL. After the proposed offering (the consummation of which is subject to market conditions), XL would beneficially own approximately 47.5% of SCA’s outstanding voting common shares (which would be further reduced if the underwriters’ option to purchase additional common shares were to be exercised).

Mr. Brian M. O’Hara, President and Chief Executive Officer of XL, said: “This proposed sale is being undertaken as part of XL’s ongoing strategy to simplify and optimize our structure. Following this proposed sale, XL plans to continue to maintain a strategic investment in SCA, however, SCA will no longer be a consolidated subsidiary of XL. XL will apply the equity method of accounting for its remaining investment in SCA.”

A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. A copy of the registration statement is available on the U.S. Securities and Exchange Commission website at www.sec.gov under Filings & Forms (EDGAR).

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. As of March 31, 2007, XL Capital Ltd had consolidated assets of approximately $62.1 billion and consolidated shareholders’ equity of $11.3 billion.

This Press Release contains forward-looking statements. Such statements involve inherent risks and uncertainties. Statements that are not historical facts, including statements about the Company’s beliefs or expectations, are forward- looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual events or results to differ materially from those in such forward-looking statements is set forth in the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q and the Company’s other documents on file with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.